EXHIBIT 10.4

May 6, 2008

Mr. Robert Chamberlain, Chairman
Deep Down, Inc.
15473 East Freeway
Channelview, TX 77530

Dear Mr. Chamberlain:

This letter agreement (including without limitation the Exhibits attached hereto, this "Agreement") will confirm the understanding and agreement between Deep Down, Inc. (the "Company") and Dahlman Rose & Co., LLC ("Dahlman Rose" or "Placement Agent") as follows:

1.           The Company hereby appoints Dahlman Rose to act as its exclusive placement agent in connection with the sale of up to $40,000,000 of its equity or equity-linked securities (the "Securities") to one or more financial investors, strategic investors or others. The Company hereby authorizes Dahlman Rose, as placement agent, to endeavor to arrange a private placement of the Securities at a price and on terms satisfactory to the Company. The private placement of the Securities is to be made directly by the Company to prospective investors who purchase Securities pursuant to purchase or subscription agreements entered into by such purchasers.

2.            Prior to the signing of any purchase agreements, officers of the Company with responsibility for financial affairs have been and will continue to be available to answer inquiries from prospective investors. After the forms of the purchase agreements and the information referred to therein have been reviewed by prospective investors, and they have had the opportunity to address inquiries to the Company, separate purchase agreements will be completed with each prospective investor. It is anticipated that in connection with the private placement, the Company shall file a registration statement (the "Registration Statement") with respect to the possible resale, from time to time, of the Securities which have been purchased pursuant to such purchase agreements and that the Company will keep the Registration Statement effective until such time as the Securities become eligible for resale by non-affiliates without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").

3.           (a)  The amount of Securities sold, if any, by the Company and the price at which they will be sold is entirely within the Company's discretion.

142 West 57th Street, 18th Floor
New York, New York 10019
Phone: (212) 920-2940 Fax: (212) 920-2995

(b)            The Company will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act. The Company represents and warrants to Dahlman Rose that, except for the privately negotiated sales listed on Exhibit A, it has not, directly or indirectly, made any offers or sales of the Securities or securities of the same or a similar class as the Securities during the six month period ending on the date of this letter, and has no intention of making an offer or sale of the Securities or securities of the same or a similar class as the Securities for a period of six months after completion of this private placement, except for the offering of the Securities through Dahlman Rose pursuant hereto and for offers and sales, the result of which would not cause the offer and sale of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

(c)            The Company agrees that it will use its best efforts to cause the Company's independent public accountants to address and deliver to the Company and the Placement Agent a letter or letters dated as of the date of the Closing stating the conclusions and findings of such accounting firm with respect to the financial information and other matters ordinarily covered by accountants' "comfort letters".

(d)            The Company agrees that it will use its best efforts to cause the Company's counsel to address and deliver to the Company and the Placement Agent a letter dated as of the date of the Closing containing the statements set forth in Exhibit B hereto and addressing such additional matters as the Placement Agent shall reasonably request. In addition, the Placement Agent shall be entitled to rely on any opinion delivered to the purchasers by counsel to the Company in connection with the private placement of the Securities.

4.            As compensation for Dahlman Rose' services hereunder, the Company will pay in cash to Dahlman Rose, at each closing ("Closing") of any sale of the Securities, a fee equal to 7.0% of the aggregate gross proceeds received by the Company from a sale of Securities. In addition, whether or not a sale of the Securities occurs, the Company will reimburse Dahlman Rose upon demand for Dahlman Rose' reasonable expenses (including fees and expenses of counsel to Dahlman Rose) incurred in connection with its acting as placement agent hereunder and that do not exceed $75,000.

5.           The Company and Dahlman Rose each represent to the other that there is no other person or entity that is or will be entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

6.            The Company hereby represents and warrants to the Placement Agent that, during the term of Dahlman Rose' engagement hereunder the Company will not (i) offer any Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through the Placement Agent or (ii) engage in any discussions with any person other than representatives of the Placement Agent for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Company of the Securities covered by this Agreement.

For a period of 90 days from the Closing, the Company will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by the Company at any time in the future of) any shares of common stock of the Company ("Common Stock"), or securities convertible into or exchangeable for Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than option grants to employees pursuant to existing plans in the ordinary course of business), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, in each case without the prior written consent of Dahlman Rose; and to cause each officer and director of the Company and each shareholder of the Company identified on Exhibit D hereto (each, a "Lock-Up Party") to furnish to Dahlman Rose, prior to the first Closing, a letter or letters, in form and substance satisfactory to counsel for the Placement Agent, pursuant to which each such person shall agree not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by such person at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable for Common Stock or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, in each case for a period of 90 days from the date of the Closing, without the prior written consent of Dahlman Rose; provided that if the Registration Statement is not declared effective within 60 days of the Closing, then the Company and each Lock-Up Party will be subject to the restrictions set forth above for an additional period of 30 days from the date the Registration Statement is declared effective; and provided further each of the following Lock-Up Parties, Messrs. Chamberlain, Smith and Butler, may pledge up to 2,325,000, 1,075,000 and 350,000 shares, respectively, to secure personal indebtedness. Nothing contained above shall prevent the Company for issuing (i) securities required to be issued pursuant to contractual obligations of the Company in effect as of the date of this Agreement and disclosed to the Placement Agent or its counsel prior to the Closing; (ii) securities issued on a pro rata basis to all holders of a class of outstanding equity securities of the Company; and (iii) equity securities issued pursuant to employee benefit or purchase plans in effect as of the date of this Agreement.

7.           The Company hereby agrees to indemnify the Placement Agent in accordance with the indemnification provisions set forth as Exhibit C hereto and to the other provisions set forth in Exhibit C hereto.

8.            The Company upon reasonable request will meet with the Placement Agent to discuss all information relevant for disclosure in any Registration Statement covering shares purchased from the Company by purchasers and offered by purchasers for resale and will cooperate in any reasonable investigation undertaken by the Placement Agent for the purpose of confirming the accuracy of the Registration Statement, including the production of information at the Company's offices.

9.            The Company will fully cooperate with Dahlman Rose in any due diligence investigation reasonably requested by Dahlman Rose with respect to the offer and sale of the Securities and will furnish Dahlman Rose with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as Dahlman Rose may reasonably request. Dahlman Rose may rely upon the accuracy and completeness of all such information and the Company acknowledges that Dahlman Rose has not been retained to independently verify any of such information. The Company will be solely responsible for the contents of its offering materials and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities (collectively, the "Offering Materials"), and the Company represents and warrants that the Offering Materials will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company's filings with the SEC will be deemed included in the Offering Materials. The Company authorizes Dahlman Rose to provide the Offering Materials to prospective purchasers of the Securities.

If at any time prior to the completion of the offer and sale of the Securities an event occurs which would cause the Offering Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify Dahlman Rose immediately of such event and Dahlman Rose will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials which corrects such statement or omission.

10.            Dahlman Rose will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event shall Dahlman Rose be obligated to purchase the Securities for its own account or for the accounts of its customers. Notwithstanding the foregoing, Dahlman Rose will have the right, but not the obligation, (i) to determine the allocation of the Securities among potential purchasers, provided that such allocation is reasonably acceptable to the Company, and

(ii) in any event, to allocate up to 20% of the Securities to individual customers of Dahlman Rose, provided that such customers are reasonably acceptable to the Company.

11.            (a)  The appointment and authorization of Dahlman Rose under paragraph 1 of this Agreement shall expire at such time as may be mutually agreed upon by the Company and Dahlman Rose. In addition, either the Company or Dahlman Rose may terminate Dahlman Rose' engagement hereunder at any time upon at least ten days' prior written notice to the other party, including without limitation in the event that Dahlman Rose, in its sole judgment, is not satisfied with the results of its due diligence investigation of the Company and its business, operations, assets, liabilities, financial condition and prospects. Notwithstanding any such expiration or termination, the Company shall remain responsible for the reimbursement of Dahlman Rose' expenses under paragraph 4 of this Agreement and the reimbursement, indemnification and contribution obligations of the Company under Exhibit C, and the provisions of paragraphs 4, 5 and 7 through 17, of this Agreement shall survive. Such obligations also shall survive the offer and sale of the Securities.

(b)  If during a period of 12 months following the expiration or termination of Dahlman Rose' engagement hereunder, the Company sells any Securities or securities of the same or similar class as the Securities (collectively, "Covered Securities") to any purchaser or to any prospective investor introduced by Dahlman Rose, then the Company shall pay to Dahlman Rose upon the closing of such sale a fee equal to the fee which would have been payable to Dahlman Rose pursuant to paragraph 4 if the closing of such sale had occurred during the term of Dahlman Rose' appointment and authorization hereunder.

12.            (a)  Upon consummation of a sale of Securities, Dahlman Rose may place "tombstone" advertisements in financial and other publications and media at its own expense describing its services to the Company hereunder.

(b)  Without the prior written consent of Dahlman Rose, the Company will not publicly refer to Dahlman Rose or its engagement hereunder.

13.            The benefits of this Agreement shall inure to respective successors and assigns of the parties hereto and of the indemnified parties, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

14.            This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflict law thereof Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Dahlman Rose hereunder is expressly and irrevocably waived.

15.            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

If the foregoing correctly sets forth the understanding and agreement between Dahlman Rose and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Sincerely,

DAHLMAN ROSE & CO., LLC

By: /s/ Robert Brinberg
Robert Brinberg
Chief Operating Officer

Accepted by:

DEEP DOWN, INC.

By: /s/ Eugene L. Butler
Eugene L. Butler
Chief Financial Officer

EXHIBIT A

On March 20, 2007, the Company finalized the terms of an agreement with Daniel L. Ritz, Jr. (shareholder and director), who agreed to surrender 25,000,000 shares of common stock for $250,000 in cash (par value). Additionally, he surrendered 1,500 shares of Series F convertible preferred stock and 500 shares of Series G exchangeable preferred stock to The Company for cancellation. For these actions, Mr. Ritz received 1,250 shares of Series E exchangeable preferred stock. In addition, Mr. Ritz kept 500 shares of Series E exchangeable preferred stock he previously owned and agreed to tender his resignation from the Board.

On March 20, 2007, the Company issued 2,000 shares of Series E exchangeable preferred stock to John C. Siedhoff (shareholder, Chief Financial Officer, and director) for the surrender of his ownership of 1,500 shares of Series F convertible preferred stock and 500 shares of Series G exchangeable preferred stock, which were returned to the transfer agent for cancellation.

On September 13, 2007, The Company redeemed 2,250 shares of Series E preferred stock owned by the Chief Executive Officer and director, and his wife, a Vice-President of the Company. The Series E preferred shares were redeemed for 2,250,000 shares of common stock at the closing price of $0.66.

On October 2, 2007, the Company exchanged 1,250 shares ($1,250,000 aggregate face value) of Series E Redeemable Exchangeable Preferred Stock for 1,213,592 shares of common stock at the closing price of $1.03 per share.

On October 12, 2007, the Company closed an agreement with Iromnan Energy Capital, L.P. for a private placement of 3,125,000 shares of common stock of the company at $0.96 per share, or $3,000,000 in the aggregate, in an agreement reached on October 2, 2007 when the closing price was $1.03 per share.

During October 2007, 16,500 shares of Series C convertible preferred stock were converted into 3,300,000 shares of common stock.

Exhibit A-1

EXHIBIT B

The opinion of counsel to the Company shall be to the effect that the Offering Materials, as amended and supplemented to date, (other than the financial statements and related schedules therein, as to which it need express no opinion) comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder; and nothing came to its attention that caused it to believe that the Offering Materials, as so amended and supplemented, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (it being understood that it need express no opinion with respect to the financial statements, related schedules, and other financial and statistical data therein).

Exhibit B-1

EXHIBIT C

INDEMNIFICATION AGREEMENT

In connection with the engagement (the "Engagement") by Deep Down, Inc. (the "Company"), of Dahlman Rose, pursuant to the letter agreement between the Company and Dahlman Rose to which this Exhibit C is attached as a part of and incorporated into in its entirety (together, the "Agreement"), including modifications or future additions to the Engagement and related activities prior to this date, it is understood and agreed that the Company will, on a current basis, indemnify and hold harmless Dahlman Rose, any of Dahlman Rose's affiliates or their respective members, partners, directors, officers, employees, agents or representatives or any other person controlling Dahlman Rose or Dahlman Rose's affiliates, if any (each of the foregoing, including DRC, being a "DRCO Indemnified Person") to the full extent lawful, from and against any losses, expenses (including without limitation legal fees and expenses), assessments, claims, damages, judgments, liabilities or proceedings (hereinafter collectively referred to as "losses") to which any DRCO Indemnified Person may become subject under any applicable federal or state law, or otherwise, as such losses are incurred by a DRCO Indemnified Person, and are (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the transaction documents or any offering materials used in connection with any sale of Securities (including any amendments or supplements thereto) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than any untrue offering statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to a DRCO Indemnified Person furnished in writing by or on behalf of such DRCO Indemnified Person expressly for use in such materials), (ii) related to or otherwise arising out of the Engagement and such DRCO Indemnified Person's performance of the services contemplated thereby, or (iii) related to the Company's breach of any representation, warranty or covenant in the Agreement, whether or not any pending or threatened action, claim or proceeding giving rise to such losses is initiated or brought by or against the Company or on the Company's behalf and whether or not in connection with any action, proceeding or investigation in which the Company or such DRCO Indemnified Persons are a party or parties, except to the extent that any losses solely with respect to the foregoing clause (ii) are found in a final judgment by a court of competent jurisdiction to have resulted solely from such DRCO Indemnified Person's bad faith or willful misconduct. The Company will promptly reimburse each DRCO Indemnified Person for its costs of defense (including reasonable legal fees and expenses and the cost of any investigation and preparation) when and as they are incurred. The Company also agrees that no DRCO Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the Engagement or such DRCO Indemnified Person's performance of services in connection with the Engagement except to the extent that any losses are found in a final judgment by a court of competent jurisdiction to have resulted solely from such DRCO Indemnified Person's bad faith or willful misconduct.

If for any reason the foregoing indemnification is unavailable in whole or in part to a DRCO Indemnified Person, then the Company shall contribute to any losses for which such indemnification is unavailable (i) in such proportion as is appropriate to reflect the relative

Exhibit C-1

benefits received (or anticipated to be received) by the Company on the one hand and the DRCO Indemnified Person on the other hand from the matters contemplated by the Engagement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the DRCO Indemnified Person with respect to such losses and any other relevant equitable considerations. The parties agree that for the purposes hereof, the relative benefits received (or anticipated to be received) by Dahlman Rose and by the Company shall be deemed to be in the same proportion as (i) the total value received (or proposed to be received) by the Company, pursuant to the matters (whether or not consummated) for which Dahlman Rose has been engaged bears to (ii) the cash fees actually paid to Dahlman Rose (excluding payments or reimbursement of expenses) in connection with the Engagement less any amounts paid or payable or other liabilities incurred by the DRCO Indemnified Person in connection with the Engagement; provided, however, that, to the extent permitted by applicable law, in no event shall Dahlman Rose or any DRCO Indemnified Person be required to contribute an aggregate amount in excess of the aggregate cash fees actually paid to Dahlman Rose under the Agreement less any amounts paid or payable or other liabilities incurred by DRCO Indemnified Person in connection with the Engagement. The Company agrees that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above.

Promptly after receipt by a DRCO Indemnified Person of written notice of the existence or commencement of any action, proceeding or investigation for which such DRCO Indemnified Person may seek reimbursement or indemnification, or the assertion in writing (and reasonable detail) of any claim for which a DRCO Indemnified Person may seek reimbursement or indemnification, such DRCO Indemnified Person shall notify the Company in writing thereof; provided, however, that the failure of such DRCO Indemnified Person to so notify the Company (i) shall in no event affect the reimbursement or indemnification rights and obligations hereunder with respect to any other DRCO Indemnified Person and (ii) shall not affect the reimbursement or indemnification rights or obligations hereunder with respect to such DRCO Indemnified Person except to the extent that the failure to so provide such notice shall actually and materially damage the Company.

The Company will not, without the DRCO Indemnified Persons' prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not any DRCO Indemnified Persons are actual or potential parties to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a provision unconditionally and completely releasing each DRCO Indemnified Person from all liability arising out of such claim, action or proceeding, (ii) does not include any statement of fault or culpability with respect to any DRCO Indemnified Person and (iii) does not involve any payment of money or other value by any DRCO Indemnified Person or any injunctive relief or factual findings or stipulations binding on any DRCO Indemnified Person.

The foregoing shall be in addition to any rights that the parties may have at common law or otherwise.

Exhibit C-2

BOTH THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) AND DAHLMAN ROSE HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS EXHIBIT C, THE ENGAGEMENT, OR DAHLMAN ROSE'S PERFORMANCE OF THE SERVICES REFERRED TO THEREIN.

This Exhibit C shall remain in full force and effect indefinitely, notwithstanding the completion or termination of the Engagement. If any term, provision, covenant or restriction contained in this Exhibit C is held by a court of competent jurisdiction or other applicable authority to he invalid, void, unenforceable or against relevant policy, the remainder of the terms, provisions, covenants and restrictions contained in this Exhibit C shall remain in full force and effect and shall in no way be impaired, invalidated or affected.

This Exhibit C and the representations and warranties of the parties contained in the Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the respective parties, and shall survive any termination of such Agreement or the completion of any sale of Securities and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Dahlman Rose and other DRCO Indemnified Persons.

Exhibit C-3

EXHIBIT D

Lock-Up Parties

All officers, directors and beneficial owners of more than 5% of the Company's common stock.

Exhibit D-1